Exhibit 10.1

CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY [***], HAS BEEN OMITTED AS PERMITTED BY THE RULES OF THE SECURITIES AND EXCHANGE COMMISSION BECAUSE IT IS BOTH (I) NOT MATERIAL AND (II) CUSTOMARILY AND ACTUALLY TREATED BY THE REGISTRANT AS PRIVATE OR CONFIDENTIAL.

EXECUTION VERSION

FRAMEWORK AGREEMENT

by and among

SYMBOTIC INC.,

SYMBOTIC HOLDINGS LLC,

SYMBOTIC LLC,

SUNLIGHT INVESTMENT CORP.,

SVF II STRATEGIC INVESTMENTS AIV LLC

and

GREENBOX SYSTEMS LLC

July 23, 2023

- i -

EXHIBITS

Exhibit A	Definitions
Exhibit B	Form of LLC Agreement
Exhibit C	Form of Commercial Agreement
Exhibit D	Form of Warrant

- ii -

FRAMEWORK AGREEMENT

This FRAMEWORK AGREEMENT (this “Agreement”) is being entered into as of July 23, 2023 by and among Symbotic Inc., a Delaware corporation (“Symbotic”), Symbotic Holdings LLC, a Delaware limited liability company (“Symbotic Holdings”), and Symbotic LLC, a Delaware limited liability company (“Symbotic LLC” and, together with Symbotic and Symbotic Holdings, the “Symbotic Group”), Sunlight Investment Corp., a Delaware corporation (“Sunlight”), SVF II Strategic Investments AIV LLC, a Delaware limited liability company (“SVF” and, together with Sunlight the “SB Group”), and GreenBox Systems LLC, a Delaware limited liability company (“GreenBox” and, together with the Symbotic Group and the SB Group, the “Parties”).

W I T N E S S E T H

WHEREAS, on the terms and subject to the conditions set forth in this Agreement, the Parties desire to establish a new strategic venture to offer “logistics-as-a-service” and “warehouse-as-a-service” for the benefit of third-party customers, including by installing and utilizing automated material handling system(s) (the “Business”);

WHEREAS, to operate the Business, GreenBox was formed pursuant to a certificate of formation filed with the Secretary of State of the State of Delaware on July 21, 2023;

WHEREAS, on the terms and subject to the conditions set forth in this Agreement, the Parties desire that: (i) Symbotic Holdings, Sunlight and GreenBox enter into a limited liability company agreement of GreenBox (the “LLC Agreement”) in the form set forth in Exhibit B; (ii) Symbotic LLC and GreenBox enter into a Master Services, License and Equipment Agreement (the “Commercial Agreement”) in the form set forth in Exhibit C; and (iii) in exchange for the performance of services, Symbotic issue, sell, transfer, convey and deliver to Sunlight, and Sunlight subscribe for, acquire, accept and receive from Symbotic, a warrant to purchase Class A Common Stock (the “Warrant” and, such issuance, the “Warrant Issuance”) in the form set forth in Exhibit D;

WHEREAS, in connection with the establishment of the Business and on the terms and subject to the conditions of this Agreement, the Parties desire to agree to the terms pursuant to which the SB Group will participate in the PIPE Transaction in the event Symbotic determines to pursue a Follow-On Offering on or prior to December 31, 2023; and

WHEREAS, contemporaneously with this Agreement, The RBC Millennium Trust, the Richard B. Cohen Revocable Trust (the “RC Entities”) and SVF entered into that certain Stock Purchase Agreement (the “Stock Purchase Agreement”), pursuant to which, among other things and subject to the terms and conditions thereof: (i) the RC Entities shall submit a notice of redemption to Symbotic Holdings to redeem 17,825,312 Common Units for 17,825,312 shares of Class A Common Stock and sell, transfer, convey and deliver such shares of Class A Common Stock to SVF, and (ii) SVF agreed to acquire, accept, purchase and receive such shares.

NOW THEREFORE, in consideration of the mutual agreements and covenants contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, intending to be legally bound, hereby agree as follows:

ARTICLE I.

NEW VENTURE

Section 1.1. Transactions. On the terms and subject to the conditions set forth in this Agreement, at the Closing, the Parties, as applicable, agree to cause the following to occur (collectively, the “Transactions”):

(a) LLC Agreement. Symbotic Holdings, Sunlight and GreenBox shall enter into the LLC Agreement.

(b) Commercial Agreement. Symbotic LLC and GreenBox shall enter into the Commercial Agreement.

(a) Warrant Issuance. Symbotic shall issue, sell, transfer, convey and deliver to Sunlight, and Sunlight shall subscribe for, acquire, accept and receive from Symbotic, the Warrant.

Section 1.2. Closing. The closing (the “Closing”) shall take place by remote communications and by the exchange of signatures by electronic transmission (including DocuSign) or, if or to the extent such an exchange is not practicable, at the offices of Sullivan & Cromwell LLP, 125 Broad Street, New York, New York 10004 on the date hereof, or at such other place (or by means of remote communication) and date as the Parties may agree in writing (the actual date of the Closing, the “Closing Date”).

Section 1.3. Deliverables by the Parties.

(a) Symbotic Group Deliveries. At the Closing, the Symbotic Group shall deliver or cause to be delivered to each of the SB Group and GreenBox:

(i) a counterpart of the LLC Agreement duly executed by Symbotic Holdings;

(ii) a counterpart of the Commercial Agreement duly executed by Symbotic LLC; and

(i) a counterpart of the Warrant duly executed by Symbotic.

(b) SB Group Deliveries. At the Closing, the SB Group shall deliver or cause to be delivered to each of the Symbotic Group and GreenBox:

(i) a counterpart of the LLC Agreement, duly executed by Sunlight; and

(ii) a counterpart of the Warrant, duly executed by Sunlight.

(c) GreenBox Deliveries. At the Closing, GreenBox shall deliver, and the Symbotic Group and the SB Group shall cause GreenBox to deliver, to each of the Symbotic Group and the SB Group:

(i) a counterpart of the LLC Agreement, duly executed by GreenBox; and

(ii) a counterpart of the Commercial Agreement duly executed by GreenBox.

ARTICLE II.

SYMBOTIC GROUP’S REPRESENTATIONS AND WARRANTIES

Except (x) as set forth in the reports, forms, and other statements and documents required to be or are otherwise filed with or furnished to the SEC pursuant to the Exchange Act or the Securities Act by Symbotic, including any amendments thereto (but excluding any disclosures under the headings “Risk Factors,” “Forward-Looking Statements” or “Quantitative and Qualitative Disclosures About Market Risk” and other disclosures that are predictive, cautionary or forward looking in nature), prior to the execution and delivery of this Agreement, or (y) for facts or circumstances that any Representative of the SB Group or its Affiliates has actual knowledge of as a direct result of his or her service on the Board since June 7, 2022 (and not in any other capacity), the Symbotic Group hereby represents and warrants to each of the SB Group and GreenBox as of the execution and delivery of this Agreement (or as of such other date and time as may be expressly provided herein) as follows:

Section 2.1. Organization and Power. Symbotic is a corporation, duly formed and validly existing in good standing under the Laws of Delaware. Symbotic Holdings is a limited liability company, duly formed and validly existing in good standing under the Laws of Delaware. Symbotic LLC is a limited liability company, duly formed and validly existing in good standing under the Laws of Delaware. Each other Subsidiary of Symbotic is a duly organized business entity validly existing under the Laws of its jurisdiction of organization, except as would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on Symbotic and its Subsidiaries (taken as a whole). Symbotic and its Subsidiaries are each duly qualified or licensed to do business and, to the extent such concept is applicable, are in good standing in those jurisdictions where the conduct or nature of their business makes such qualification or license necessary, except for those jurisdictions in which the failure by Symbotic or its Subsidiaries to be so qualified or licensed would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on Symbotic and its Subsidiaries (taken as a whole). Symbotic and its Subsidiaries each have all requisite corporate, limited liability company or similar power and authority to own, operate, lease or otherwise hold its properties and assets and to conduct its business as presently conducted, except as would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on Symbotic and its Subsidiaries (taken as a whole). Symbotic and its Subsidiaries each have the corporate, limited liability company or similar power and authority to execute and deliver this Agreement and the Ancillary Agreements to which such Person is a party and to carry out the Transactions in accordance with the terms hereof. True and complete copies of the organizational documents of Symbotic as in effect on the date of this Agreement have been made available to the SB Group and GreenBox. Such organizational documents are in full force and effect as of the date hereof and Symbotic is not in violation of or noncompliance with the foregoing documents in any material respect.

Section 2.2. Authorization and Binding Effect. The execution and delivery of this Agreement and the Ancillary Agreements by Symbotic and its Subsidiaries party thereto, the performance by Symbotic and its Subsidiaries party thereto of their respective obligations hereunder and thereunder and the consummation of the Transactions in accordance with the terms hereof have been duly authorized by all requisite action on the part of Symbotic or such Subsidiary, as applicable. This Agreement and the Ancillary Agreements have been or shall be duly executed and delivered by Symbotic and its Subsidiaries party thereto, as applicable, and, assuming due execution and delivery by each of the other Parties and other parties thereto, constitute or shall constitute legal, valid and binding obligations of Symbotic or its Subsidiaries, as applicable, enforceable against such Person in accordance with their respective terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting creditors’ rights generally and by general equitable principles.

Section 2.3. Capitalization.

(a) As of the date of this Agreement, the authorized capital stock of Symbotic consisted of: (i) 4,458,000,000 shares of common stock, par value of $0.0001 per share (“Common Stock”), which consisted of (A) 3,000,000,000 shares of Class A common stock (“Class A Common Stock”) of which 62,827,800 were issued and outstanding and none were held by Symbotic as treasury shares; (B) 1,000,000,000 shares of Class V-1 common stock of which 76,086,745 were issued and outstanding and none were held by Symbotic as treasury shares; and (C) 450,000,000 shares of Class V-3 common stock of which 416,933,025 were issued and outstanding and none were held by Symbotic as treasury shares; and (ii) 50,000,000 shares of preferred stock, par value of $0.0001 per share, of which none were issued and outstanding and none were held by Symbotic as treasury shares. As of the date of this Agreement, Symbotic has reserved 71,230,162 shares of Class A Common Stock for issuance under a Symbotic Equity Plan, of which 4,029,903 shares of Class A Common Stock have been issued pursuant to awards granted or assumed by Symbotic under a Symbotic Equity Plan, and 67,200,259 shares of Class A Common Stock remain available for issuance under existing or future grants under a Symbotic Equity Plan. As of the date of this Agreement, there were 555,847,570 limited liability company units of Symbotic Holdings (“Common Units”) issued and outstanding.

(b) All of the issued and outstanding shares of Common Stock and Common Units have been duly authorized and validly issued. The Warrant and the shares of Class A Common Stock issuable thereunder, when issued, shall be duly authorized and validly issued and free and clear of all Liens, other than those restrictions under the certificate of incorporation of Symbotic, or applicable federal and state securities Laws, as set forth in the Warrant or caused by the SB Group or any of its Affiliates or, if expressly approved by the SB Member (as defined in the LLC Agreement) or the SB Manager (as defined in the LLC Agreement), by GreenBox or any of its Affiliates. The shares of Class A Common Stock issuable upon the conversion of the Warrant shall be, upon issuance of the Warrant, duly reserved for issuance in conformity with the terms of the Warrant. No Person has any preemptive rights with respect to the issuance of any Class A Common Stock or Common Units.

(c) Other than the rights contemplated by the Symbotic Holdings LLC Agreement, the Walmart Warrant, the Warrant or any Symbotic Equity Plan, there are no outstanding options, warrants, rights (including conversion, exchange, exercise, redemption or preemptive rights) or agreements for the purchase or acquisition from or by the Symbotic Group of any shares of Common Stock or Common Units nor rights, arrangements or commitments of the Company that are derivative of, or provide economic benefit based on the Common Stock or Common Units. Symbotic is not a party or subject to any agreement or understanding, and, to the knowledge of Symbotic, there is no agreement or understanding between any Persons, with respect to the voting or giving of written consents with respect to any shares of Common Stock with respect to matters to be voted on by the Board. Other than pursuant to the Registration Rights Agreement, the Stock Purchase Agreement or this Agreement, Symbotic is not a party or subject to any agreement or understanding, and, to the knowledge of Symbotic, there is no agreement or understanding between any Persons, with respect to registration rights relating to the Common Stock.

Section 2.4. Filed SEC Documents; NASDAQ Stock Market Quotation. Symbotic has filed or furnished, as applicable, on a timely basis, the Filed SEC Documents. Each of the Filed SEC Documents, at the time of its filing or being furnished (or, if amended, as of the date of such amendment) complied in all material respects with the applicable requirements of the Securities Act, the Exchange Act and the Sarbanes-Oxley Act of 2002. Except as disclosed in the Filed SEC Documents, as of their respective dates (or, if amended, as of the date of such amendment), the Filed SEC Documents did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances in which they were made, not misleading. Symbotic is in compliance in all material respects with the rules of NASDAQ, and there is no Proceeding pending or, to the knowledge of Symbotic, threatened against Symbotic by NASDAQ, the Financial Industry Regulatory Authority or the SEC with respect to any intention by such entity to deregister the Class A Common Stock or terminate the listing of Class A Common Stock on NASDAQ. None of Symbotic or its Affiliates has taken any action in an attempt to terminate the registration of the Class A Common Stock under the Exchange Act.

Section 2.5. No Conflict. The execution and delivery by Symbotic and its Subsidiaries of this Agreement and the Ancillary Agreements to which they are a party, and the consummation by Symbotic and its Subsidiaries of the Transactions in accordance with the terms hereof, do not and will not (a) violate, conflict with or result in a breach of, cause acceleration to, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under (i) any provision of the certificate of incorporation of Symbotic, the Symbotic Holdings LLC Agreement or the limited liability company agreement of Symbotic LLC, (ii) any provision of the organizational documents of any of Symbotic’s other Subsidiaries, (iii) any of the terms, conditions or provisions of any material Contract to which Symbotic or any of its Subsidiaries is a party, or by which Symbotic or any of its Subsidiaries or any of their properties is bound or (iv) assuming the accuracy of the representations and warranties of the SB Group in Article III and of GreenBox in Article IV, any term or provision of any Law or Order applicable to Symbotic or any of its Subsidiaries, (b) result in the creation or imposition of any Lien on the properties of Symbotic or any of its Subsidiaries, or (c) require consent or approval under any of the terms, conditions or provisions of any material Contract to which Symbotic or any of its Subsidiaries is a party, or by which Symbotic or any of its Subsidiaries or any of their properties is bound, except, in the case of clauses (a)(ii), (a)(iii), (a)(iv), (b) and (c) as would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on Symbotic and its Subsidiaries (taken as a whole).

Section 2.6. Consents and Approvals; Valid Issuance of Warrants.

(a) The execution, delivery and performance by Symbotic and its Subsidiaries of this Agreement and the Ancillary Agreements does not require any consent, approval, authorization or other action by, or filing with or notification to, any Governmental Authority, except (i) the absence of which are not reasonably likely to prevent, materially delay or materially impair the ability of the Symbotic and its Subsidiaries to consummate the Transactions and (ii) as would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on Symbotic and its Subsidiaries (taken as a whole).

(b) Assuming the accuracy of the representations of the SB Group in Article III and of GreenBox in Article IV and in the Ancillary Agreements, the Class A Common Stock issuable upon the exercise of the Warrants shall be issued in compliance with all applicable federal and state securities laws.

Section 2.7. Brokers and Finders. Other than Goldman Sachs & Co LLC, no Person acting on behalf or under the authority of the Symbotic Group is or shall be entitled to any broker’s, finder’s or similar fee or commission in connection with the Transactions.

Section 2.8. CFIUS. Symbotic has conducted an assessment and determined that none of Symbotic or any of its Affiliates: (a) produces, designs, tests, manufactures, fabricates, or develops any “critical technologies” as that term is defined in 31 C.F.R. § 800.215; (b) performs any of the functions as set forth in column 2 of Appendix A to 31 C.F.R. Part 800 with respect to covered investment critical infrastructure; or (c) maintains or collects, directly or indirectly, “sensitive personal data” as that term is defined in 31 C.F.R. § 800.241; and, therefore, in turn, is not a “TID U.S. business” within the meaning of 31 C.F.R. § 800.248.

Section 2.9. No Other Representations or Warranties; Non-Reliance. Except for the express written representations and warranties made by the Symbotic Group in this Article II or in the Ancillary Agreements, neither the Symbotic Group nor any other Person makes any express or implied representation or warranty regarding Symbotic or any of its Subsidiaries or any of its or their respective businesses, operations, assets, liabilities, conditions (financial or otherwise) or prospects or its or their respective Representatives in connection with this Agreement or the Transactions, and the Symbotic Group expressly disclaims any other representations or warranties and each of the SB Group and GreenBox acknowledges and agrees that it has relied solely on the results of its and its Affiliates’ and their respective Representatives’ independent investigations, and none of the SB Group or GreenBox or any of their respective Affiliates, or their or their Affiliates’ respective Representatives, has relied on and none are relying on any representations or warranties regarding Symbotic or any of its Subsidiaries or any of its or their respective businesses, operations, assets, liabilities, conditions (financial or otherwise) or prospects or its or their respective Representatives in connection with this Agreement or the Transactions, other than the express written representations and warranties expressly set forth in this Article II; provided, however, that notwithstanding the foregoing provisions of this Section 2.9, nothing in this Section 2.9 shall limit the SB Group’s or GreenBox’s remedies with respect to claims of Fraud in connection with, arising out of or otherwise related to the express written representations and warranties made by the Symbotic Group in this Article II.

ARTICLE III.

SB GROUP’S REPRESENTATIONS AND WARRANTIES

The SB Group hereby represents and warrants to each of the Symbotic Group and GreenBox as of the execution and delivery of this Agreement (or as of such other date and time as may be expressly provided herein) as follows:

Section 3.1. Organization and Power. Sunlight is a corporation, duly formed and validly existing and, to the extent such concept is applicable, in good standing under the Laws of Delaware. SVF is a limited liability company, duly formed and validly existing and, to the extent such concept is applicable, in good standing under the Laws of Delaware. Each other Subsidiary of the SB Group is a duly organized business entity validly existing under the Laws of its jurisdiction of organization, except as would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on the SB Group and its Subsidiaries (taken as a whole). The SB Group and its Subsidiaries are each duly qualified or licensed to do business and, to the extent such concept is applicable, are in good standing in those jurisdictions where the conduct or nature of their business makes such qualification or license necessary, except for those jurisdictions in which the failure by the SB Group or its Subsidiaries to be so qualified or licensed would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on the SB Group and its Subsidiaries (taken as a whole). The SB Group and its Subsidiaries each have all requisite corporate, limited liability company or similar power and authority to own, operate, lease or otherwise hold its properties and assets and to conduct its business as presently conducted, except as would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on the SB Group and its Subsidiaries (taken as a whole). The SB Group and its Subsidiaries each have the power and authority to execute and deliver this Agreement and the Ancillary Agreements to which such Person is a party and to carry out the Transactions in accordance with the terms hereof.

Section 3.2. Authorization and Binding Effect. The execution and delivery of this Agreement and the Ancillary Agreements by the SB Group entity party thereto, the performance by the SB Group entity party thereto of their respective obligations hereunder and thereunder and the consummation of the Transactions in accordance with the terms hereof have been duly authorized by all requisite action on the part of such SB Group entity. This Agreement and the Ancillary Agreements have been or shall be duly executed and delivered by the SB Group entity party thereto, as applicable, and, assuming due execution and delivery by each of the other Parties and other parties thereto, constitute or shall constitute legal, valid and binding obligations of such SB Group entity, enforceable against such SB Group entity in accordance with their respective terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting creditors’ rights generally and by general equitable principles.

Section 3.3. No Conflict. The execution and delivery by the SB Group of this Agreement and the Ancillary Agreements to which they are a party, and the consummation by the SB Group of the Transactions in accordance with the terms hereof, does not and will not (a) violate, conflict with or result in a breach of, cause acceleration to, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under (i) any provision of the organizational documents of the SB Group; (ii) any provision of the organizational documents of the SB Group’s Subsidiaries, (iii) any of the terms, conditions or provisions of any material Contract to which the SB Group or any of its Subsidiaries is a party, or by which the SB Group or any of its Subsidiaries or any of their properties is bound or (iv) assuming the accuracy of the representations and warranties of Symbotic Group in Article II and of GreenBox in Article IV and in the Ancillary Agreements, any term or provision of any Law or Order applicable to the SB Group or any of its Subsidiaries, (b) result in the creation or imposition of any Lien on the properties of the SB Group or any of its Subsidiaries, or (c) require consent or approval under any of the terms, conditions or provisions of any material Contract to which the SB Group or any of its Subsidiaries is a party, or by which the SB Group or any of its Subsidiaries or any of their properties is bound, except, in the case of clauses (a)(ii), (a)(iii), (a)(iv), (b) and (c) as would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on the SB Group and its Subsidiaries (taken as a whole).

Section 3.4. Consents and Approvals. The execution, delivery and performance by the SB Group of this Agreement and the Ancillary Agreements does not require any consent, approval, authorization or other action by, or filing with or notification to, any Governmental Authority, except (a) the absence of which are not reasonably likely to prevent, materially delay or materially impair the ability of the Symbotic and its Subsidiaries to consummate the Transactions and (b) as would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on the SB Group and its Subsidiaries (taken as a whole).

Section 3.5. Independent Appraisal.

(a) The SB Group acknowledges that the Symbotic Group may be in possession of material, nonpublic information relating to the Symbotic Group. The SB Group further acknowledges and agrees that the Symbotic Group has no obligation to disclose to the SB Group any such material, nonpublic information except as may be required for a representation and warranty of the Symbotic Group hereunder to be accurate and correct. The SB Group further acknowledges that (i) it is not relying on there having been disclosed any such material or potentially material information which is not disclosed and (ii) any such information may be materially adverse to the SB Group’s interests. The SB Group further acknowledges that it is prepared to consummate the Transactions, including the acquisition of the Warrant and any shares of Class A Common Stock issuable thereunder, on the foregoing basis and hereby waives any right to rescind or invalidate the Transactions from the Symbotic Group or to seek any damages or other remuneration from the Symbotic Group based on the possession of any such material, nonpublic information by the Symbotic Group, other than in the event of Fraud.

(b) The SB Group acknowledges that it is experienced and sophisticated with respect to transactions of the type contemplated by this Agreement, and it has made its own due diligence analysis, credit analysis and decision to enter into the Transactions, and that it is responsible for making its own evaluation of any information about the Transactions, the Warrant or any shares of Class A Common Stock issuable thereunder or the Symbotic Group or their respective Affiliates that the SB Group may receive either directly from the Symbotic Group or otherwise, and that none of the Symbotic Group or any Affiliate or Representative thereof shall be under any obligation to provide access to or advise the SB Group or any other Person of the existence of any additional information or to review, update or correct any inaccuracy in any information about the Transactions, the Warrant or any shares of Class A Common Stock issuable thereunder, or the Symbotic Group (or any assumptions upon which such information is based) supplied by it or by any Person or be otherwise liable to the SB Group or any other Person with respect to any such information or assumptions, except as specifically contemplated in this Agreement.

Section 3.6. Accredited Investor. Sunlight is an “accredited investor” within the meaning of Rule 501 of Regulation D of the Securities Act.

Section 3.7. No Resale. Sunlight’s acquisition of the Warrant and any shares of Class A Common Stock issuable thereunder is for its own account for investment and not with a view to the distribution or resale thereof, except in compliance with the Securities Act and applicable state securities laws.

Section 3.8. Brokers and Finders. No Person acting on behalf or under the authority of the SB Group is or shall be entitled to any broker’s, finder’s or similar fee or commission in connection with the Transactions.

Section 3.9. No Other Representations or Warranties; Non-Reliance. Except for the express written representations and warranties made by the SB Group in this Article III or in the Ancillary Agreements, neither the SB Group nor any other Person makes any express or implied representation or warranty regarding the SB Group or any of its Subsidiaries or any of its or their respective businesses, operations, assets, liabilities, conditions (financial or otherwise) or prospects or its or their respective Representatives in connection with this Agreement or the Transactions, and the SB Group expressly disclaims any other representations or warranties and each of the Symbotic Group and GreenBox acknowledges and agrees that it has relied solely on the results of its and its Affiliates’ and their respective Representatives’ independent investigations, and none of the Symbotic Group or GreenBox or any of their respective Affiliates, or their or their Affiliates’ respective Representatives, has relied on and none are relying on any representations or warranties regarding the SB Group or any of its Subsidiaries or any of its or their respective businesses, operations, assets, liabilities, conditions (financial or otherwise) or prospects or its or their respective Representatives in connection with this Agreement or the Transactions, other than the express written representations and warranties expressly set forth in this Article III; provided, however, that notwithstanding the foregoing provisions of this Section 3.9, nothing in this Section 3.9 shall limit the Symbotic Group’s or GreenBox’s remedies with respect to claims of Fraud in connection with, arising out of or otherwise related to the express written representations and warranties made by the SB Group in this Article III.

ARTICLE IV.

GREENBOX’S REPRESENTATIONS AND WARRANTIES

GreenBox hereby represents and warrants to each of the Symbotic Group and the SB Group as of the execution and delivery of this Agreement (or as of such other date and time as may be expressly provided herein) as follows:

Section 4.1. Organization and Power. GreenBox is a limited liability company, duly formed and validly existing in good standing under the Laws of Delaware. GreenBox is duly qualified and licensed to do business and, to the extent such concept is applicable, is in good standing in those jurisdictions where the conduct or nature of its business makes such qualification or license necessary, except for those jurisdictions in which the failure by GreenBox to be so qualified or licensed would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on GreenBox. GreenBox has all requisite corporate, limited liability company or similar power and authority to own, operate, lease or otherwise hold its properties and assets and to conduct its business as presently conducted, except as would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on GreenBox. GreenBox has the power and authority to execute and deliver this Agreement and the Ancillary Agreements and to carry out the Transactions in accordance with the terms hereof.

Section 4.2. Authorization and Binding Effect. The execution and delivery of this Agreement and the Ancillary Agreements by GreenBox, the performance by GreenBox of its obligations hereunder and thereunder and the consummation of the Transactions in accordance with the terms hereof have been duly authorized by all requisite action on the part of GreenBox. This Agreement and the Ancillary Agreements have been or shall be duly executed and delivered by GreenBox and, assuming due execution and delivery by each of the other Parties and other parties thereto, constitute or shall constitute legal, valid and binding obligations of GreenBox, enforceable against GreenBox in accordance with their respective terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting creditors’ rights generally and by general equitable principles.

Section 4.3. No Conflict. The execution and delivery by GreenBox of this Agreement and the Ancillary Agreements, and the consummation by GreenBox of the Transactions in accordance with the terms hereof, does not and will not violate, conflict with or result in a breach of, cause acceleration to, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under (a) any provision of the organizational documents of GreenBox or (b) assuming the accuracy of the representations and warranties of Symbotic Group in Article II and of the SB Group in Article III and in the Ancillary Agreements, any term or provision of any Law or Order applicable to GreenBox except, in the case of clause (b), as would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on GreenBox.

Section 4.4. Consents and Approvals. The execution, delivery and performance by GreenBox of this Agreement and the Ancillary Agreements does not require any consent, approval, authorization or other action by, or filing with or notification to, any Governmental Authority, except (a) the absence of which are not reasonably likely to prevent, materially delay or materially impair the ability of the Symbotic and its Subsidiaries to consummate the Transactions and (b) as would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on GreenBox.

Section 4.5. Brokers and Finders. No Person acting on behalf or under the authority of GreenBox is or shall be entitled to any broker’s, finder’s or similar fee or commission in connection with the Transactions.

Section 4.6. No Other Representations or Warranties; Non-Reliance. Except for the express written representations and warranties made by GreenBox in this Article IV or in the Ancillary Agreements, neither GreenBox nor any other Person makes any express or implied representation or warranty regarding GreenBox or any of its businesses, operations, assets, liabilities, conditions (financial or otherwise) or prospects or its Representatives in connection with this Agreement or the Transactions, and GreenBox expressly disclaims any other representations or warranties and each of the Symbotic Group and the SB Group acknowledges and agrees that it has relied solely on the results of its and its Affiliates’ and their respective Representatives’ independent investigations, and none of the Symbotic Group or the SB Group or any of their respective Affiliates, or their or their Affiliates’ respective Representatives, has relied on and none are relying on any representations or warranties regarding GreenBox or any of its businesses, operations, assets, liabilities, conditions (financial or otherwise) or prospects or its Representatives in connection with this Agreement or the Transactions, other than the express written representations and warranties expressly set forth in this Article IV; provided, however, that notwithstanding the foregoing provisions of this Section 4.6, nothing in this Section 4.6 shall limit the Symbotic Group’s or the SB Group’s remedies with respect to claims of Fraud in connection with, arising out of or otherwise related to the express written representations and warranties made by GreenBox in this Article IV.

ARTICLE V.

PIPE COMMITMENT

Section 5.1. SB Group Commitment. If any Follow-On Offering of Symbotic occurs prior to December 31, 2023, then, contemporaneously with such Follow-On Offering, the SB Group (or one of their Affiliates) shall subscribe for $100,000,000 in Class A Common Stock or such greater amount agreed upon by Symbotic and the SB Group (or one of their Affiliates) no later than one Business Day prior to the date on which the offering price of such Follow-On Offering is determined (such Class A Common Stock, the “PIPE Shares”) in a “private investment in public equity” transaction (the “PIPE Transaction”) at a price per PIPE Share equal to the offering price per share of the Class A Common Stock (before underwriting discounts, placement agent fees or other expenses) in such Follow-On Offering; provided, however, that, if Symbotic, upon the advice of the lead underwriter for such Follow-On Offering, reasonably anticipates receiving more than $500,000,000 of gross proceeds from such Follow-On Offering on the Business Day prior to the date on which the offering price of such Follow-On Offering is determined, Symbotic may require the SB Group and its Affiliates to subscribe for a lesser amount than $100,000,000 in the PIPE Transaction, which such lesser amount shall be determined by Symbotic based on the advice of Symbotic’s lead underwriter (acting reasonably) on the Business Day prior to the date on which the offering price of such Follow-On Offering is determined. The PIPE Transaction shall otherwise be on terms to be reasonably agreed between Symbotic and the SB Group (or one of their Affiliates), including customary lock-up restrictions on the PIPE Shares that are consistent with the lock-up restrictions agreed to by members of the Board or Symbotic management in connection with the Follow-On Offering.

ARTICLE VI.

OTHER COVENANTS

Section 6.1. Publicity. The initial press release concerning the Transactions shall be a joint press release and, thereafter, so long as this Agreement is in effect, the Parties shall not disseminate any press release or other public announcement concerning the Transactions, except as may be required by Law, including Rule 135 of the Securities Act, or by any listing agreement with a national stock exchange, without the prior consent of each other Party, which consent shall not be unreasonably withheld, conditioned or delayed; provided, that, with respect to disclosures made pursuant to requirements of applicable Law or by any listing agreement with a national stock exchange, the disclosing Party shall, unless prohibited by applicable Law, provide notice to each other Party of any such disclosure, and, where reasonably possible and permissible prior to disclosure, a reasonable opportunity to review the disclosure before it is made; provided, further, that, except as may be required by Law, including Rule 135 of the Securities Act, each Party may make any public statements, disclosures or communications in response to inquiries from the press, analysts, investors, customers or suppliers or via industry conferences or analyst or investor conference calls, so long as such statements, disclosures or communications are consistent in tone and substance with previous public statements, disclosures or communications made by the Parties or to the extent that they have been reviewed and previously approved by each other Party.

Section 6.2. Confidentiality.

(a) Each Party (the “Receiving Party”) shall maintain as confidential and shall not disclose or allow the disclosure of, except to its Affiliates and its and its Affiliates’ Representatives (excluding Portfolio Companies) who need to know such information in connection with this Agreement, the Ancillary Agreements and the transactions contemplated hereby and thereby, and who have been informed of the confidentiality obligations hereunder, copy or use for purposes other than the Purpose (as defined below), any Confidential Information of any other Party (the “Disclosing Party”). As the Receiving Party, each Party agrees to protect the Disclosing Party’s Confidential Information with the same degree of care a prudent Person would exercise to protect its own confidential information of similar nature and to prevent the loss or unauthorized or inadvertent use, disclosure or publication thereof. The Receiving Party shall notify the Disclosing Party in writing of any loss or unauthorized or inadvertent use or disclosure of or access to the Disclosing Party’s Confidential Information promptly following the Receiving Party’s discovery of such loss, use, disclosure or access and shall promptly take measures to minimize the effect of such loss, use, disclosure or access and to prevent its recurrence. Each Party’s Confidential Information shall at all times belong solely and exclusively to such Party.

(b) For the purposes of this Agreement, Confidential Information of a Disclosing Party shall not include any information that is:

(i) publicly known at the time of the disclosure by the Disclosing Party or subsequent to such disclosure becomes publicly known through no wrongful act or omission of the Receiving Party hereunder;

(ii) lawfully known by or in the possession of the Receiving Party prior to its receipt from the Disclosing Party and is not, to the Receiving Party’s knowledge, subject to obligations of confidentiality to the Disclosing Party;

(iii) subsequently disclosed to the Receiving Party on a non-confidential basis by a third party not, to the Receiving Party’s knowledge, having a confidential relationship with the Disclosing Party; or

(iv) independently developed by the Receiving Party without the use of any of the Disclosing Party’s Confidential Information.

(c) Each Party agrees and acknowledges that the sole purpose in disclosing Confidential Information hereunder or allowing access to such Confidential Information is to aid the Parties in performing their obligations, or exercising or enforcing their rights, herein and in the Ancillary Agreements and in connection with the monitoring and evaluation of the transactions contemplated hereby and thereby, including, for the avoidance of doubt, the evaluating or monitoring of any Party’s interest in GreenBox or in Symbotic (the “Purpose”). Each Party agrees to use Confidential Information solely for the Purpose and pursuant to the terms of this Agreement. Each Party agrees that such Party shall receive and hold such information in the strictest confidence and shall direct each of its Affiliates and its and its Affiliates’ Representatives to hold such information in the strictest confidence.

(d) Nothing herein shall prevent the Receiving Party from disclosing any of the Disclosing Party’s Confidential Information as necessary pursuant to the lawful requirement of any Governmental Authority or by any Order; provided, however, that promptly following receipt of any Order compelling such disclosure, or a reasonable determination that disclosure is required under this Section 6.2(d), the Receiving Party has notified, to the extent not prohibited by Law, the Disclosing Party in writing of such requirement to disclose and has cooperated with the Disclosing Party’s, at the Disclosing Party’s sole cost and expense, reasonable, lawful efforts to resist, limit or delay disclosure, including by requesting confidential treatment with respect to any public filing. Nothing herein shall prevent the Receiving Party from disclosing any of the Disclosing Party’s Confidential Information if, and to the extent, such disclosure was specifically approved by the Disclosing Party, in writing, prior to such disclosure by the Receiving Party. Disclosure of any of the Disclosing Party’s Confidential Information under the circumstances described in this Section 6.2(d) shall not be deemed to render such Confidential Information as non-confidential and the Receiving Party’s obligations with respect to such Confidential Information shall not be changed or lessened by virtue of any such disclosure.

(e) Each Party shall, upon termination of this Agreement, return or destroy (by rendering unreadable and unusable), at its election, Confidential Information of each other Party. Upon request, the destroying Party shall at such time provide the other Party with a certificate signed by an officer of the returning or destroying Party certifying that all Confidential Information has been returned or destroyed. Each Party shall erase all of the other Party’s Confidential Information from all forms of magnetic and electronic media in accordance with the requirements set forth herein and in any other Exhibit or Appendix. If any Confidential Information cannot be erased from all forms of magnetic and electronic media, the erasing Party shall use its commercially reasonable efforts to ensure that it cannot be recovered or accessed. Notwithstanding the foregoing, the Receiving Party, its Affiliates and its Representatives may retain Confidential Information to the extent (i) required by Law or bona fide internal compliance or document retention policies or (ii) it is electronically stored pursuant to automatic back-up storage or archival procedures or systems in the ordinary course and is not readily available to an end user. Notwithstanding the return, destruction or retention of Confidential Information in accordance with this Section 6.2, any retained Confidential Information shall continue to be kept confidential and subject to the terms of this Agreement.

(f) Notwithstanding anything to the contrary herein, (i) any “Confidential Information” of GreenBox that is shared under the LLC Agreement shall be governed by the terms of the LLC Agreement and (ii) any “Confidential Information” of Symbotic LLC that is shared under the Commercial Agreement shall be governed by the terms of the Commercial Agreement, in each case, for the avoidance of doubt, the provisions therein addressing confidentiality.

(g) Notwithstanding anything to the contrary herein, other than with respect to any Symbotic Competitor or Portfolio Company that, as of the time of disclosure, competes with the core businesses of the Symbotic Group or its Affiliates, this Section 6.2 shall not limit the SB Group’s ability to disclose Confidential Information to its Affiliates and its and its Affiliates’ Representatives who need to know such information in connection with this Agreement, the Ancillary Agreements and the express transactions contemplated hereby and thereby, or the Purpose; provided, that such SB Group entity (i) informs such Persons that such Confidential Information is subject to the confidential provisions of this Section 6.2 and (ii) directs such Persons to hold, in strict confidence and trust, any and all such Confidential Information in accordance with this Section 6.2. For the avoidance of doubt, subject to the last sentence of this Section 6.2(g), in no event shall the SB Group disclose any Confidential Information to any Symbotic Competitor or any Portfolio Company that, as of the time of disclosure, competes with the core businesses of the Symbotic Group or its Affiliates. Notwithstanding anything to the contrary, the Parties acknowledge that the SB Group and its Affiliates are in the investment business and that the SB Group and its Affiliates may now or in the future evaluate, invest in (directly or indirectly, including providing financing to) or do business with competitors or potential competitors of the Symbotic Group or its Affiliates (including, for the avoidance of doubt, any Symbotic Competitor, as defined in the LLC Agreement), and that neither the execution of this Agreement nor receipt of the Confidential Information is intended to or shall restrict or preclude such activities; provided, that the SB Group agrees that nothing in this sentence shall be construed as relieving the SB Group from its obligations under this Agreement and the SB Group and its Affiliates shall not, directly or indirectly, cause, solicit or otherwise encourage any such competitors or potential competitors to take any action that the SB Group and its Affiliates could not take pursuant to this Agreement. Further, for purposes of clarification, a Portfolio Company shall not be deemed to have been provided with access to Confidential Information solely as a result of the SB Group’s or its Affiliates’ personnel, or the personnel of their respective affiliated funds or related management and advisor entities, providing services to such Portfolio Company (such personnel a “Dual Hat Person”) so long as such personnel does not provide any Confidential Information to the other directors, officers or employees of such Portfolio Company (other than another Dual Hat Person) and such Dual Hat Person does not use any Confidential Information in any way in their capacity as a personnel of such Portfolio Company; provided, further, that if any Portfolio Company has received or in the future receives any Confidential Information, such Portfolio Company shall be deemed a “Representative” of SB Group for all purposes of this Agreement.

(h) Each Party shall be liable to the other under this Agreement for any breach of this Section 6.2 by such Party or its Affiliates or its or its Affiliates’ Representatives. With regard to any Representative of the Receiving Party or its Affiliates (other than employees thereof) which shall have access to the Disclosing Party’s Confidential Information, the Receiving Party shall: (i) maintain in effect a written agreement with such Representative containing obligations and restrictions that, with respect to the Disclosing Party’s Confidential Information, are at least as stringent as those contained in this Section 6.2 (unless such Representative is bound by fiduciary duties or legally binding confidentiality obligations at least as stringent as those contained in this Section 6.2); or (ii) advise such Representative of the obligations and restrictions set forth in this Section 6.2.

Section 6.3. Standstill.

(a) From the date of this Agreement until the earlier of the (i) fourth anniversary of the Closing Date and (ii) date on which the SB Group and its Affiliates collectively own less than five percent of the fully diluted equity interests of Symbotic (the “Standstill Period”), without the prior written consent of the Board, the SB Group shall not, and shall cause each of its controlled Affiliates not to, directly or indirectly, alone or in concert with any other Person:

(i) except with respect to the exercise of the Warrant, subject to the conditions set forth therein, acquire, offer to acquire, or agree to acquire, directly or indirectly, by purchase or otherwise, any voting securities, derivatives or direct or indirect rights to acquire any voting securities of Symbotic;

(ii) deposit any voting securities of Symbotic into a voting trust or subject any voting securities of Symbotic to any proxy, arrangement or agreement with respect to the voting of such securities or other agreement having a similar effect;

(iii) initiate or propose, other than pursuant to Section 6.3(e), (A) any merger, consolidation, business combination, tender or exchange offer, purchase of Symbotic’s assets or businesses, or similar transaction involving Symbotic or (B) any recapitalization, restructuring, liquidation or other extraordinary transaction with respect to Symbotic;

(iv) directly or indirectly, encourage or support a tender, exchange or other offer or proposal by any other Person in respect of Symbotic’s assets or businesses;

(v) initiate, propose or in any way participate in, directly or indirectly, any stockholder proposal or make, or in any way participate in, directly or indirectly, any “solicitation” of “proxies” (as such terms are used in SEC rules) to vote, or seek to advise or influence any Person with respect to the voting of, any voting securities of Symbotic or become a “participant” in a “solicitation” (as such terms are defined in Regulation 14A under the Exchange Act) with respect to any voting securities of Symbotic;

(vi) form, join or in any way participate in a “group” (as defined in Section 13(d)(3) of the Exchange Act) with respect to any voting securities of Symbotic or any of the foregoing activities;

(vii) call or seek to call any special meeting of stockholders of Symbotic;

(viii) propose, or agree to, or enter into any discussions, negotiations or arrangements with, or provide any confidential information to, any third party with respect to any of the foregoing; or

(ix) assist, advise or encourage any Person with respect to, or seek to do, any of the foregoing.

(b) Notwithstanding Section 6.3(a), the SB Group and its Affiliates may: (i) acquire voting securities of Symbotic in connection with the Follow-On Offering in accordance with the terms of Section 5.1; (ii) acquire voting securities of Symbotic in connection with the Stock Purchase Agreement in accordance with the terms therein; (iii) own (and may acquire shares or other ownership interests in) any mutual fund or similar entity that owns the securities of Symbotic; provided, that the SB Group and its Affiliates own, in the aggregate, less than 5% of such mutual fund or similar entity and do not exercise control over the management or policies of such entity; and (iv) purchase or acquire additional voting securities in Symbotic, in the open market or otherwise, solely to the extent any such purchase or acquisition would not cause the SB Group’s and its Affiliates’ collective percentage ownership of Symbotic’s fully diluted equity interests to exceed 15%. The provisions set forth in this Section 6.3 shall not prohibit passive investments by a pension or employee benefit plan or trust for the SB Group’s or its Affiliates’ employees so long as such investments are directed by independent trustees, administrators or employees to whom no confidential information of Symbotic has been disclosed.

(c) Notwithstanding anything to the contrary herein, the Standstill Period shall terminate automatically upon:

(i) a Change of Control of Symbotic;

(ii) any “person” or “group” within the meaning of Sections 13(d) and 14(d) of the Exchange Act (other than the SB Group or one or more of its Affiliates or any group that includes the SB Group or one or more of its Affiliates) commencing a tender or exchange offer that, if consummated, would make such person or group (or any of its or their Affiliates) the Beneficial Owner of 50% or more of the total voting power of all outstanding voting securities of Symbotic or any rights or options to acquire such ownership, including from a third party, and the Board recommends in favor of such offer or fails to recommend that Symbotic’s stockholders reject such offer within 10 Business Days after its commencement;

(iii) Symbotic (A) entering into or publicly announcing its intention to enter into a definitive agreement with a third party to effectuate a business combination or any transaction which shall result in the acquisition, directly or indirectly, by any person or group of beneficial ownership of at least 50% of Symbotic or (B) announcing (including through a Representative) Symbotic’s or the Board’s approval or recommendation of any such business combination.

(d) For the avoidance of doubt, the expiration or termination of the Standstill Period shall not terminate or otherwise affect any of the other provisions of this Agreement.

(e) The SB Group agrees not to request or otherwise publicly disclose that Symbotic Group amend or waive any provision of this Section 6.3 in a manner that is intended to or would reasonably be expected to require public disclosure with respect to such proposal.

(f) Nothing in this Section 6.3 will be deemed to limit the SB Group’s ability to provide its views privately to the Board or management of Symbotic on any matter or limit the ability of any director that is appointed to the Board by or otherwise affiliated with the SB Group to satisfy such Person’s obligations to Symbotic and its shareholders in such Person’s capacity as a director of Symbotic (it being understood, nothing herein shall limit such Person’s obligations to comply with any policies of Symbotic applicable to directors or to comply with Section 6.2(g)), or to privately request a waiver of any provision of this Section 6.3, provided that such actions are not intended to and would not reasonably be expected to require public disclosure of such actions.

(g) The Parties acknowledge and agree that it would be a breach of this Section 6.3 if any Affiliate of the SB Group takes any action that, if taken by the SB Group, would be prohibited by the terms of this Section 6.3.

Section 6.4. Securities Filings. Sunlight shall make all requisite filings under Section 13 and Section 16 of the Exchange Act with respect to its ownership in Symbotic in accordance with applicable Law. Subject to applicable Law, Sunlight shall provide Symbotic with a reasonable opportunity to review, and give due consideration to any comments from Symbotic on, any such filings (and any amendments thereto). Sunlight shall provide Symbotic any information or access reasonably requested by Symbotic to enable Symbotic to make any filings required or advisable with the SEC, including any beneficial ownership information that may be required to be disclosed by Symbotic in its filings with the SEC. Each of the Parties shall make all requisite filings under Rule 135 of the Securities Act in connection with this Agreement and the Transactions, including the Follow-On Offering.

Section 6.5. Registration Rights. Symbotic hereby acknowledges and confirms that, in accordance with the terms and provisions of the Registration Rights Agreement, subject only to the written notice required to be provided to Symbotic under Section 6.2.5 thereof, (a) any shares of Class A Common Stock that are acquired by or issued to the SB Group pursuant to (i) the Stock Purchase Agreement, (ii) the Warrant or (iii) the PIPE Transaction, will be, at the time of such acquisition or issuance, as the case may be, “Registrable Securities” for all purposes under the Registration Rights Agreement and (b) any SB Group entity holding such shares shall be a “Holder” for all purposes under the Registration Rights Agreement. Subject to the receipt by any SB Group entity of any such shares of Class A Common Stock, such SB Group entity hereby agrees to be bound by the terms and provisions of the Registration Rights Agreement.

Section 6.6. Symbotic Board. If, at any time following the Closing Date, the Board does not include at least one full-time employee of the SB Group or its Affiliates, Symbotic shall invite a representative designated by the SB Group to attend all meetings of its Board in a nonvoting observer capacity (the “SB Observer” and, such right, the “SB Observer Right”) and, in this respect, shall give such representative copies of all notices, minutes, consents, and other materials that it provides to its directors (the “Board Materials”) at the same time and in the same manner as provided to such directors; provided, however, that the SB Group agrees that the SB Observer shall enter into, and the SB Group shall procure form the SB Observer, a mutually acceptable customary confidentiality agreement with Symbotic with respect to the Board Materials and other information so provided; provided, further, that the SB Observer Right shall terminate upon the earlier of (a) the termination of the Commercial Agreement in accordance with its terms, (b) the end of the Initial Term (as defined in the Commercial Agreement) and, if applicable, the

Extension Term (as defined in the Commercial Agreement) and (c) the SB Group and its Affiliates collectively owning less than half of the Sharing Percentage (as defined in the LLC Agreement) of the SB Member on the date that is 120 days after the Effective Date (as defined in the LLC Agreement). Symbotic shall not be obligated to provide the SB Observer with access to any Board Materials or other information or permit the attendance of any meeting of the Board or any committee thereof if providing or permitting the same would (x) be inconsistent with the directors’ fiduciary duties to the Symbotic, (y) involve either attorney-client privileged information or matters constituting a conflict of interest with respect to Symbotic and/or one or more of its Affiliates, on the one hand, and the SB Group and/or one or more of its Affiliates, on the other hand, or (z) involve any information that Symbotic determines, in its reasonable discretion, is competitively or commercially sensitive or could be used to the Symbotic’s commercial or strategic disadvantage.

Section 6.7. Expenses. Each Party shall bear all fees, costs and expenses incurred by it in connection with the preparation, negotiation and execution of this Agreement and the Ancillary Agreements and the transactions contemplated hereby and thereby.

Section 6.8. Further Assurances. The Parties shall execute and deliver, or shall cause to be executed and delivered, such documents and other instruments and shall take, or shall cause to be taken, such further actions as may be reasonably required to carry out the provisions of this Agreement and give effect to the transactions contemplated hereby.

ARTICLE VII.

TERMINATION

Section 7.1. Termination. This Agreement may be terminated:

(a) by the mutual written consent of the Parties;

(b) by the Symbotic Group, upon a material breach by the SB Group of this Agreement, which breach is not curable or, if curable, is not cured within 60 days after notice thereof is given by the Symbotic Group; provided, that the Symbotic Group shall not have the right to terminate this Agreement pursuant to this Section 7.1(b) if Symbotic Group is then in material breach of this Agreement; and

(c) by the SB Group, upon a material breach by the Symbotic Group of this Agreement, which breach is not curable or, if curable, is not cured within 60 days after notice thereof is given by the SB Group; provided, that the SB Group shall not have the right to terminate this Agreement pursuant to this Section 7.1(c) if the SB Group is then in material breach of this Agreement.

Section 7.2. Effect of Termination. In the event of the termination of this Agreement by any Party pursuant to Section 7.1, notice thereof shall forthwith be given to each other Party specifying the provision hereof pursuant to which such termination is made, and there shall be no liability or obligation thereafter on the part of any Party (or any of its or their respective Affiliates or Representatives); provided, however, and notwithstanding anything to the contrary set forth in this Agreement, (a) no such termination shall relieve any Party of any liability in connection with any other Party resulting from any breach of any provision of this Agreement prior to such termination, and (b) the provisions set forth in Section 6.2, Section 6.5 and Article VIII shall survive any such termination of this Agreement.

ARTICLE VIII.

GENERAL PROVISIONS

Section 8.1. Survival. The Parties, intending to modify applicable statutes of limitation, hereby acknowledge and agree that, except for this Article VIII, Exhibit A, the provisions that substantively define any related defined terms not substantively defined in Exhibit A, the representations set forth in Section 2.9, Section 3.9 and Section 4.6 and those other covenants and agreements set forth in this Agreement that by their terms apply, or that are to be performed in whole or in part, after the Closing (which other covenants and agreements shall survive the Closing for the period provided in such covenants and agreements, if any, or until fully performed, otherwise satisfied or waived), all representations, warranties, covenants and agreements in this Agreement (other than the representations and warranties in Section 2.6(b)), including rights in connection with, arising out of or otherwise related to any breach of such representations, warranties, covenants and agreements, shall not survive the Closing.

Section 8.2. Notices. Any notice, consent, demand or communication required or permitted to be given by any provision of this Agreement shall be in writing and shall be (a) delivered personally to the Person or to an officer of the Person (as designated by such Person to receive any such notice or, in the absence of such designation, any officer of such Person) to whom the same is directed, (b) sent by nationally recognized overnight courier service (with tracking capability) or (c) via e-mail at the following addresses; provided, that any email transmission is promptly confirmed by a responsive electronic communication by the recipient thereof or receipt is otherwise clearly evidenced (excluding out-of-office replies or other automatically generated responses) or is followed up within one Business Day after email by dispatch pursuant to one of the methods described in the foregoing clauses (a) and (b) of this Section 8.2:

(a)	If to Symbotic, to:

200 Research Drive

Wilmington, MA 01887

Attn: Corey Dufresne, Sr. Vice President & General Counsel

Email: [***]

with a copy (which shall not constitute notice) to:

Sullivan & Cromwell LLP

125 Broad Street

New York, NY 10004

Attn:     Robert W. Downes

             George Sampas

             Matthew B. Goodman

Email:  downesr@sullcrom.com

            sampasg@sullcrom.com

            goodmanm@sullcrom.com

(b)	If to the SB Group, to:

SVF II Strategic Investments AIV LLC

300 El Camino Real

Menlo Park, CA 94025

Attn: Legal

Email: ssia-notice@softbank.com

with a copy (which shall not constitute notice) to:

Morrison & Foerster LLP

Shin-Marunouchi Building, 29th Floor

5-1, Marunouchi 1-Chome, Chiyoda-ku

Tokyo, Japan 100-6529

Attn: Kenneth A. Siegel

Email: ksiegel@mofo.com

Morrison & Foerster LLP

425 Market Street

San Francisco, CA 94105-2482

Attn:     Eric T. McCrath

             Erik G. Knudsen

             David P. Slotkin

Email:  emccrath@mofo.com

            eknudsen@mofo.com

            dslotkin@mofo.com

(c)	If to GreenBox, to:

[***]

Attn: [***]

Email: [***]

with a copy (which shall not constitute notice) to:

Morrison & Foerster LLP

Shin-Marunouchi Building, 29th Floor

5-1, Marunouchi 1-Chome, Chiyoda-ku

Tokyo, Japan 100-6529

Attn: Kenneth A. Siegel

Email: ksiegel@mofo.com

Morrison & Foerster LLP

2100 L Street, NW Suite 900

Washington, D.C. 20037

Attn: David P. Slotkin

Email: dslotkin@mofo.com

Morrison & Foerster LLP

425 Market Street

San Francisco, CA 94105-2482

Attn: Eric T. McCrath; Erik G. Knudsen

Email: emccrath@mofo.com; eknudsen@mofo.com

Sullivan & Cromwell LLP

125 Broad Street

New York, NY 10004

Attn:     Robert W. Downes

             George Sampas

             Matthew B. Goodman

Email: downesr@sullcrom.com

             sampasg@sullcrom.com

             goodmanm@sullcrom.com

Section 8.3. Interpretation.

(a) The Article and Section headings contained in this Agreement are solely for the purpose of reference, are not part of the agreement of the Parties and shall not in any way affect the meaning or interpretation of this Agreement.

(b) Unless otherwise specified in this Agreement or the context otherwise requires: (i) the words “hereof,” “herein,” and “hereunder” and words of similar import, when used in this Agreement, refer to this Agreement as a whole and not to any particular provision of this Agreement; (ii) any reference to the masculine, feminine or neuter gender includes all genders, the plural includes the singular, and the singular includes the plural; (iii) all Preamble, Recital, Article, Section, clause and Exhibit references used in this Agreement are to the preamble, recitals, articles, sections, clauses and exhibits to this Agreement; (iv) wherever the word “include,” “includes” or “including” is used in this Agreement, it shall be deemed to be followed by the words “without limitation;” (v) the word “or” is inclusive and not exclusive (for example, the phrase “A or B” means “A or B or both,” not “either A or B but not both”), unless used in conjunction with “either” or the like; (vi) the term “date hereof” means the date first written above; (vii) with respect to the determination of any period of time, the word “from” means “from and including” and the words “to” and “until” each means “to but excluding”; (viii)(A) any reference to “days” means calendar days unless Business Days are expressly specified and (B) any reference to “months” or “years” means calendar months or calendar years, respectively, in each case unless otherwise expressly specified; (ix) the word “extent” in the phrase “to the extent” means the degree to which a subject or other thing extends and such phrase does not mean simply “if”; (x) each accounting term not otherwise defined in this Agreement has the meaning commonly applied to it in accordance with GAAP; and (xi) the phrase “made available” when used in reference to anything made available by any Person shall be deemed to include anything available on the SEC’s Electronic Data Gathering, Analysis, and Retrieval (EDGAR) system prior to the execution and delivery of this Agreement.

(c) Unless otherwise specified in this Agreement, any deadline or time period set forth in this Agreement that by its terms ends on a day that is not a Business Day shall be automatically extended to the next succeeding Business Day.

(d) Unless otherwise specified in this Agreement or the context otherwise requires, all references to any (i) statute in this Agreement include the rules and regulations promulgated thereunder and all applicable guidance, guidelines, bulletins or policies issued or made in connection therewith by a Governmental Authority, and (ii) Law in this Agreement shall be a reference to such Law as amended, re-enacted, consolidated or replaced as of the applicable date or during the applicable period of time.

(e) Unless otherwise specified in this Agreement, all references in this Agreement to (i) any Contract, other agreement, document or instrument (excluding this Agreement) mean such Contract, other agreement, document or instrument as amended or otherwise modified from time to time in accordance with the terms thereof and, unless otherwise specified therein, include all exhibits and any other documents attached thereto or incorporated therein by reference, and (ii) this Agreement mean this Agreement as amended or otherwise modified from time to time in accordance with Section 8.4.

(f) With regard to each and every term and condition of this Agreement, the Parties understand and agree that the same have or has been mutually negotiated, prepared and drafted, and that if at any time the Parties desire or are required to interpret or construe any such term or condition or any agreement or instrument subject thereto, no consideration shall be given to the issue of which Party actually prepared, drafted or requested any term or condition of this Agreement.

(g) All capitalized terms in this Agreement (including the Exhibits hereto) have the meanings set forth in Exhibit A, except as otherwise specifically provided herein. Each of the other capitalized terms used in this Agreement has the meaning set forth where such term is first used or, if no meaning is set forth, the meaning required by the context in which such term is used.

(h) The Parties agree that they have been represented by counsel during the negotiation and execution of this Agreement and, therefore, waive the application of any Law, holding or rule of construction providing that ambiguities in an agreement or other document shall be construed against the party drafting such agreement or document.

Section 8.4. Amendments. This Agreement may not be amended or modified, nor may compliance with any covenant set forth herein be waived, except by a writing duly and validly executed by the Parties, or in the case of a waiver, the Party waiving compliance.

Section 8.5. Severability. The provisions of this Agreement shall be deemed severable and the illegality, invalidity or unenforceability of any provision shall not affect the legality, validity or enforceability of the other provisions of this Agreement. If any provision of this Agreement or the application thereof to any Person or any circumstance, is illegal, invalid or unenforceable, the remainder of this Agreement shall continue in full force and effect and the application of such provision to other Persons or circumstances shall be interpreted so as reasonably to effect the intent of the Parties. The Parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that shall achieve, to the extent possible, the economic, business and other purposes of such void or unenforceable provision.

Section 8.6. Third Party Beneficiaries. Notwithstanding anything contained in this Agreement to the contrary, nothing in this Agreement, expressed or implied, is intended to confer on any Person other than the Parties or their respective successors and assigns any rights, remedies, or liabilities under or by reason of this Agreement.

Section 8.7. Assignment. This Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors, legal representatives and permitted assigns. No Party may assign any of its rights or interests or delegate any of its obligations under this Agreement, in whole or in part, by operation of Law, by transfer or otherwise, to any Person without the prior written consent of each other Party and any attempted or purported assignment or delegation in violation of this Section 8.7 shall be null and void; provided, however, that each SB Group entity may assign all or any portion of its rights under this Agreement to any one of its Affiliates so long as (a) the SB Group notifies the Symbotic Group prior to such assignment, (b) such assignment is not to (i) a Symbotic Competitor (as defined in the LLC Agreement) or (ii) a Portfolio Company (as defined in the LLC Agreement); (c) such assignment will not result in (i) a change to the tax treatment of the Symbotic Group or any of its Subsidiaries, or to the classification of any of the foregoing under the Code or (ii) any change in the regulatory status of the Company or (iii) a filing by the Symbotic Group or any of its Subsidiaries with any Governmental Authority (including, for the avoidance of doubt, the Committee on Foreign Investment in the United States (“CFIUS”) or any member agency thereof acting in its capacity as a CFIUS member agency) or require an amendment to an existing process with any Governmental Authority (including, for the avoidance of doubt, CFIUS); and (d) such assignment does not have the effect of preventing the Symbotic Group or GreenBox from receiving the full benefit of the Transactions.

Section 8.8. Arbitration.

(a) Any controversy or claim arising out of or relating to this Agreement, or the breach, termination or validity thereof, whether arising in contract or tort, shall be settled by arbitration administered in accordance with the JAMS International Arbitration Rules. The number of arbitrators shall be three, one of whom shall be appointed by each of Symbotic Group and the SB Group and the third of whom shall be selected by mutual agreement of the co-arbitrators with the input of Symbotic Group and the SB Group, if possible, within 30 days of the selection of the second arbitrator and thereafter by the administering authority. The place of arbitration shall be New York, New York. The language of the arbitration shall be English. The arbitration award rendered by the arbitrators shall be final and binding on the parties. Judgment on the award may be entered in any court having jurisdiction thereof.

(b) The Parties shall keep any such arbitration confidential and shall not disclose to any Person, other than those necessary to the proceedings, the existence of the arbitration, any information, testimony or documents submitted during the arbitration or received from any other Party, a witness or the arbitrators in connection with the arbitration, and any award, unless and to the extent that disclosure is required by law or is necessary for permitted court proceedings, such as proceedings to recognize or enforce an award.

(c) The arbitrators shall award to the prevailing Party its costs and expenses, including its reasonable legal fees and other costs of legal representation, as determined by the arbitrators. If the arbitrators determine a Party to be the prevailing Party under circumstances where the prevailing Party won on some but not all of the claims and counterclaims, the arbitrators may award the prevailing Party a corresponding percentage of the costs and attorneys’ fees reasonably incurred by the prevailing Party in connection with the arbitration.

(d) Any Party may make an application to the arbitrators or to any court of competent jurisdiction seeking any interim measures, including injunctive relief to maintain the status quo until such time as the arbitration award is rendered or the controversy is otherwise resolved.

(e) The procedures for the taking of evidence shall be governed by the IBA Rules on the Taking of Evidence in International Arbitration.

(f) The Parties waive any defense based on sovereignty, including immunity to arbitration, immunity to judicial proceedings to enforce or aid any such arbitration, and immunity to enforcement and execution of the award or any judgment thereon. This waiver includes pre-award and prejudgment attachments.

(g) An arbitral tribunal constituted under this Agreement, or the American Arbitration Association at any time prior to the arbitral tribunal being constituted, may, at the request of a party to the arbitration proceeding, consolidate the arbitration proceeding with any other arbitration arising under this Agreement or any Ancillary Agreement, if the arbitration proceedings raise common questions of law or fact, and consolidation would not prejudice the rights of any Party. If two or more arbitral tribunals under such agreements issue consolidation orders, the order issued by the arbitral tribunal first constituted shall prevail. In addition, any Party may bring claims under such agreements.

Section 8.9. Governing Law. This Agreement shall be deemed to be made in and in all respects shall be interpreted, construed and governed by and in accordance with the Laws of the state of Delaware without regard to the conflict of laws provisions, rules or principles thereof (or any other jurisdiction) to the extent that such provisions, rules or principles would direct a matter to another jurisdiction.

Section 8.10. Specific Performance. Each of the Parties acknowledges and agrees that the rights of each Party to consummate the Transactions are special, unique and of extraordinary character and that if for any reason any of the provisions of this Agreement are not performed in accordance with their specific terms or are otherwise breached, immediate and irreparable harm or damage would be caused for which money damages would not be an adequate remedy. Accordingly, each Party agrees that, in addition to any other available remedies a Party may have in equity or at law, each Party shall be entitled to enforce specifically the terms and provisions of this Agreement and to obtain an injunction restraining any breach or violation or threatened breach or violation of the provisions of this Agreement without necessity of posting a bond or other form of security. In the event that any Proceeding should be brought in equity to enforce the provisions of this Agreement, no Party shall allege, and each Party hereby waives the defense, that there is an adequate remedy at law, except to the extent consistent with the provisions set forth in Section 8.8.

Section 8.11. Jurisdiction; Venue. The Parties mutually consent and submit to the jurisdiction of the federal and state courts for New Castle County, Delaware for the purposes of confirming any arbitration award and entering judgment thereon pursuant to Section 8.8, and irrevocably waive any objection to the laying of venue of any such action in such court or that any such court is an inconvenient forum; provided, however, that any Party may bring an equitable action pursuant to Section 8.10 in any court having jurisdiction. THE PARTIES ACKNOWLEDGE THAT THEY HAVE READ AND UNDERSTAND THIS SECTION AND AGREE WILLINGLY TO ITS TERMS.

Section 8.12. Entire Agreement. This Agreement (including the exhibits, documents and instruments referred to herein), together with the Ancillary Agreements and the Confidentiality Agreement and subject to the conditions set forth therein, constitutes the entire agreement, and supersedes all prior and contemporaneous agreements and understandings, both written and oral, among the Parties with respect to the subject matter of this Agreement; provided, that, to the extent there is a conflict between this Agreement and the Confidentiality Agreement, the applicable terms of this Agreement shall control.

Section 8.13. Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the Parties and delivered to each other Party, it being understood that all Parties need not sign the same counterpart. Any signature page delivered electronically or by facsimile (including transmission by Portable Document Format or other fixed image form) shall be binding to the same extent as an original signature page.

[Signature page follows]

IN WITNESS WHEREOF, the Parties have or have caused this Agreement to be executed and delivered by their respective officers thereunto duly authorized, all as of the date first written above.

SYMBOTIC INC.

By:	/s/ Richard B. Cohen
Name:	Richard B. Cohen
Title:	President and Chief Executive Officer

SYMBOTIC HOLDINGS LLC

By:	/s/ Richard B. Cohen
Name:	Richard B. Cohen
Title:	President and Chief Executive Officer

SYMBOTIC LLC

By:	/s/ Richard B. Cohen
Name:	Richard B. Cohen
Title:	President and Chief Executive Officer

[Signature Page to Framework Agreement]

SVF II STRATEGIC INVESTMENTS AIV LLC

By:	/s/ Stephen Lam
Name:	Stephen Lam
Title:	Director

SUNLIGHT INVESTMENT CORP.

By:	/s/ Jared Roscoe
Name:	Jared Roscoe
Title:	Vice President & Treasurer

[Signature Page to Framework Agreement]

GREENBOX SYSTEMS LLC

By:	/s/ Vikas Parekh
Name:	Vikas Parekh
Title:	Manager

[Signature Page to Framework Agreement]

Exhibit A

Definitions

For purposes of this Agreement:

(a) “Affiliate” means, with respect to any Person, any other Person directly or indirectly controlling, controlled by or under common control with such Person as of the date on which, or at any time during the period for which, the determination of affiliation is being made (for purposes of this definition, the term “control” and the correlative meanings of the terms “controlled by” and “under common control with,” as used with respect to any Person, means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by Contract or otherwise); provided, that, for the avoidance of doubt, none of (i) Symbotic, Symbotic Holdings and their respective Subsidiaries (or any Person that “controls” any of the foregoing), (ii) the SB Group and its respective Subsidiaries (or any Person that “controls” any of the foregoing) and (iii) GreenBox and its respective Subsidiaries, if any (or any Person that “controls” any of the foregoing) shall be deemed to be “Affiliates” of each other;

(b) “Agreement” has the meaning set forth in the Preamble;

(c) “Ancillary Agreements” means each of the LLC Agreement, the Commercial Agreement and the Warrant;

(d) “Beneficial Owner” has the meaning set forth in Rules 13d-3 and 13d-5 under the Exchange Act;

(e) “Board” means Symbotic’s board of directors;

(f) “Board Materials” has the meaning set forth in Section 6.6;

(g) “Business” has the meaning set forth in the Recitals;

(h) “Business Day” means any day other than a Saturday, a Sunday or another day on which national banking associations in the State of New York are closed;

(i) “CFIUS” has the meaning set forth in Section 8.7.

(j) “Class A Common Stock” has the meaning set forth in Section 2.3(a);

(k) “Change of Control” means, with respect to Symbotic, the occurrence of any of the following events:

(i) any “person” or “group” (within the meaning of Sections 13(d) and 14(d) of the Exchange Act, but excluding any (x) employee benefit plan of such Person or member of such group and their respective Subsidiaries, and any Person acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan or (y) “person” or “group” who, on the date hereof, is the Beneficial Owner of securities of the Symbotic representing more than 50% of the combined voting power of the Symbotic’s then-outstanding voting securities, or, with respect to clause (y) or (z), their permitted transferees pursuant to the Symbotic Holdings LLC Agreement or any amendment or restatement thereof, as applicable), becomes the Beneficial Owner, directly or indirectly, of shares of common stock, preferred stock and/or any other class or classes of capital stock of Symbotic, representing in the aggregate more than 50% of the voting power of all of the outstanding shares of capital stock of Symbotic entitled to vote;

(ii) the stockholders of Symbotic approve a plan of complete liquidation or dissolution of Symbotic or there is consummated a transaction or series of related transactions for the sale, lease, exchange or other disposition, directly or indirectly, by Symbotic of all or substantially all of Symbotic’s assets; or

(iii) there is consummated a merger or consolidation of Symbotic or similar transaction with any other Person, and immediately after the consummation of such merger, consolidation or similar transaction, the voting securities of Symbotic immediately prior to such merger, consolidation or similar transaction do not continue to represent, or are not converted into, more than 50% of the combined voting power of the then-outstanding voting securities of the Person resulting from such merger, consolidation or similar transaction or, if the surviving company is a Subsidiary, the ultimate parent thereof;

provided, however, that a “Change of Control” shall not be deemed to have occurred by virtue of the consummation of any transaction or series of related transactions immediately following which the Beneficial Owners of the common stock, preferred stock and/or any other class or classes of capital stock of Symbotic immediately prior to such transaction or series of transactions continue to have substantially the same proportionate ownership in and voting control over, and own substantially all of the shares of, a Person which owns all or substantially all of the assets of Symbotic immediately following such transaction or series of transactions;

(l) “Closing” has the meaning set forth in Section 1.2;

(m) “Closing Date” has the meaning set forth in Section 1.2;

(n) “Code” means the U.S. Internal Revenue Code of 1986;

(o) “Commercial Agreement” has the meaning set forth in the Recitals;

(p) “Common Stock” has the meaning set forth in Section 2.3(a);

(q) “Common Units” has the meaning set forth in Section 2.3(a);

(r) “Confidential Information” means each of the following, whether or not marked “confidential”: (i) information related to any Party, any Affiliate of any Party or any of its contractual or commercial counterparties provided in connection with the Transactions or related to the Transactions that (A) the Disclosing Party discloses to the Receiving Party, or to which the Disclosing Party provides the Receiving Party with access, or which is otherwise made available by or on behalf of the Disclosing Party or its Representatives to the Receiving Party or its Representatives, in each case, after the date of this Agreement, and (B) is non-public, confidential and/or proprietary in nature, including any technical, scientific, trade secret and other confidential or proprietary information relating to any Party and whether oral, written, electronic or by visual inspection; (ii) any correspondence, discussions and negotiations among the Parties or their Representatives in connection with the Transactions, including the terms and conditions of this Agreement and the Ancillary Agreements; and (iii) any reports, analyses, summaries, interpretations, compilations, forecasts, financial statements, memoranda, notes, studies and other written or electronic materials prepared by the Receiving Party or its Representatives that contain, reflect or are based upon, in whole or in part, the information described in clause (i) or (ii) to the extent they so contain, reflect or are based upon such information;

(s) “Confidentiality Agreement” means the Non-Disclosure Agreement dated December 6, 2022 by and among Symbotic, an Affiliate of the SB Group and the other parties thereto;

(t) “Contract” means any legally binding agreement, lease, license, contract, note, mortgage, indenture, arrangement or other similar obligation;

(u) “Disclosing Party” has the meaning set forth in Section 6.2(a);

(v) “Dual Hat Person” has the meaning set forth in Section 6.2(g).

(w) “Exchange Act” means the Securities Exchange Act of 1934;

(x) “Filed SEC Documents” means all reports, forms, and other statements and documents required to be or are otherwise filed with or furnished to the SEC pursuant to the Exchange Act or the Securities Act by Symbotic on or after June 7, 2022 but prior to the date of this Agreement, including any amendments thereto;

(y) “Follow-On Offering” means any (i) underwritten public offering of Class A Common Stock pursuant to a registration statement filed in accordance with the Securities Act and/or (ii) offering and/or sale of shares of Class A Common Stock in a “private investment in public equity” transaction, pursuant to which Symbotic issues shares of Class A Common Stock for gross proceeds of at least $250,000,000 in such offering(s) in the aggregate;

(z) “Fraud” means common law fraud as defined under the law of the state of Delaware;

(aa) “GAAP” means United States generally accepted accounting principles, as consistently applied by Symbotic as of the date or period at issue and in accordance with past practice;

(bb) “Governmental Authority” means any federal, state, local or foreign government, governmental, regulatory or administrative authority, agency or commission, self-regulatory authority (including, for the avoidance of doubt, any stock exchange) or any court, tribunal or judicial or arbitral body, in each case of competent jurisdiction;

(cc) “GreenBox” has the meaning set forth in the Preamble;

(dd) “knowledge of Symbotic” means the actual knowledge of Richard Cohen, Thomas Ernst and Bill Boyd, after reasonable inquiry of such individuals’ direct reports;

(ee) “Laws” means all applicable federal, state, local and foreign laws, statutes, ordinances and common law, and all rules, regulations, agency requirements, licenses and permits of any Governmental Authority;

(ff) “Lien” means any mortgage, lien, pledge, charge, security interest or encumbrance of any kind, whether or not filed, recorded or otherwise perfected under applicable Law, including any conditional sale or other title retention agreement, any lease in the nature thereof, any option or other agreement to sell or give a security interest in and any filing of or agreement to give any financing statement under the Uniform Commercial Code (or equivalent statutes) of any jurisdiction;

(gg) “LLC Agreement” has the meaning set forth in the Recitals;

(hh) “NASDAQ” means the NASDAQ Stock Market;

(ii) “Order” means any writ, judgment, decree, injunction or similar order of any Governmental Authority (in each such case whether preliminary or final);

(jj) “Parties” has the meaning set forth in the Preamble;

(kk) “Person” means any individual, corporation (including not-for-profit), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, Governmental Authority or other entity of any kind or nature;

(ll) “PIPE Shares” has the meaning set forth in Section 5.1;

(mm) “PIPE Transaction” has the meaning set forth in Section 5.1;

(nn) “Portfolio Company” has the meaning set forth in the LLC Agreement;

(oo) “Proceeding” means any action, cause of action, claim, demand, litigation, suit, investigation by a Governmental Authority, review, grievance, citation, summons, subpoena, inquiry, audit, hearing, originating application to a tribunal, arbitration or other similar proceeding of any nature, civil, criminal, regulatory, administrative or otherwise, whether in equity or at law, in contract, in tort or otherwise;

(pp) “Purpose” has the meaning set forth in Section 6.2(c);

(qq) “RC Entities” has the meaning set forth in the recitals.

(rr) “Receiving Party” has the meaning set forth in Section 6.2(a);

(ss) “Registration Rights Agreement” means that certain Amended and Restated Registration Rights Agreement, dated June 7, 2022, by and among Symbotic and the other parties thereto;

(tt) “Representative” means, with respect to any Person, any director, principal, partner, manager, member (if such Person is a member-managed limited liability company or similar entity), employee (including any officer), consultant, investment banker, financial advisor, legal counsel, attorney-in-fact, accountant or other advisor, agent or other representative of such Person, in each case acting in their capacity as such.

(uu) “SB Group” has the meaning set forth in the Preamble;

(vv) “SB Observer” has the meaning set forth in Section 6.6;

(ww) “SB Observer Right” has the meaning set forth in Section 6.6;

(xx) “SEC” means the U.S. Securities and Exchange Commission;

(yy) “Securities Act” means the Securities Act of 1933;

(zz) “Standstill Period” has the meaning set forth in Section 6.3(a);

(aaa) “Stock Purchase Agreement” has the meaning set forth in the Recitals;

(bbb) “Subsidiary” means, with respect to any Person, any other Person of which at least a majority of (i) the securities or ownership interests of such other Person having by their terms ordinary voting power to elect a majority of the board of directors or other Persons performing similar functions or (ii) the equity or ownership interests of such other Person, in each case, is directly or indirectly owned or controlled by such first Person and/or by one or more of its Subsidiaries;

(ccc) “Sunlight” has the meaning set forth in the Preamble;

(ddd) “SVF” has the meaning set forth in the Preamble;

(eee) “Symbotic” has the meaning set forth in the Preamble;

(fff) “Symbotic Competitor” has the meaning set forth in the LLC Agreement;

(ggg) “Symbotic Equity Plan” means the Symbotic Inc. 2022 Omnibus Incentive Compensation Plan;

(hhh) “Symbotic Group” has the meaning set forth in the Preamble;

(iii) “Symbotic Holdings” has the meaning set forth in the Preamble;

(jjj) “Symbotic Holdings LLC Agreement” means the Second Amended and Restated Limited Liability Agreement of Symbotic Holdings dated June 7, 2022;

(kkk) “Symbotic LLC” has the meaning set forth in the Preamble;

(lll) “Transactions” has the meaning set forth in Section 1.1.

(mmm) “Walmart Warrant” means that certain Warrant to Purchase Common Units issued by Symbotic Holdings to Walmart Inc. on June 7, 2022;

(nnn) “Warrant” has the meaning set forth in the Recitals;

(ooo) “Warrant Issuance” has the meaning set forth in the Recitals; and

(ppp) “Warrant Shares” has the meaning set forth in the Warrant.

Exhibit B

Form of LLC Agreement

(see attached)

Exhibit C

Form of Commercial Agreement

(see attached)

Exhibit D

Form of Warrant

(see attached)